UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A) OF THE
INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Forum CRE Income Fund
(Exact Name of Registrant as Specified in Its Charter)

c/o Forum Capital Advisors, LLC
240 Saint Paul Street, Suite 400
Denver, CO 80206
(Address of Principal Business Office)

(303) 501-8860
(Registrant’s Telephone Number, Including Area Code)

Darren Fisk
c/o Forum Capital Advisors, LLC
240 Saint Paul Street, Suite 400
Denver, CO 80206
Tel: (303) 501-8860
Fax: (303) 296-4212
(Name and address of agent for service)

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes ☑         No ☐

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Denver, State of Colorado, on the 27th day of April, 2021.

Signature:

FORUM CRE INCOME FUND

By:	/s/ Darren Fisk
Darren Fisk
Chairman, Chief Executive Officer and Trustee

Attest:

By:	/s/ Elisabeth Dahl
Elisabeth Dahl
Secretary